UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2003

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification No.)

3280 Bayshore Boulevard Brisbane, CA 94005
(Address of registrant’s principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Item 12.          Results of Operations and Financial Condition.

On July 29, 2003, InterMune, Inc. (“InterMune”) reported its fiscal second quarter results for the period ending June 30, 2003.  A copy of the press release issued by InterMune on July 29, 2003 concerning the foregoing results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Each non-GAAP financial measure presented in the press release furnished herewith was included because InterMune’s management uses this information to monitor and evaluate on-going operating results and trends excluding certain items.  The non-GAAP financial measures used within InterMune’s press release furnished herewith include:

•                  Net loss and net loss per share for the six months ended June 30, 2003, excluding one time acquired research and development and milestone payments to Amgen Inc. and Nektar Therapeutics related to performance milestones that InterMune achieved in its PEG-alfacon program in the first quarter of 2003; and

•                  Net loss and net loss per share for the six months ended June 30, 2002, excluding a one time payment to Marnac, Inc. for the acquisition of pirfenidone in the first quarter of 2002.

InterMune’s management believes such non-GAAP financial measures are also useful for investors because the charges relating to acquired research and development and milestone and acquisition payments are the result of transactions that are unusual due to their nature, size or infrequency.  Consequently, excluding those charges from InterMune’s operating results provides users of InterMune’s financial statements an important insight into InterMune’s operating results and related trends that affect its core business.

The information in this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by InterMune, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERMUNE, INC.

Dated: July 29, 2003	By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Executive Vice President of Legal Affairs

EXHIBIT INDEX

Number	Description
99.1	Press Release entitled “InterMune Announces Second Quarter Financial Results,” dated July 29, 2003.